UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2017 (May 25, 2017)

SIRIUS XM HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1290 Avenue of the Americas, 11th Fl., New York, NY	10104
(Address of Principal Executive Offices)	(Zip Code)
 Registrant’s telephone number, including area code: (212) 584-5100
N/a
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange. ☐

Item 8.01	Other Events

On May 25, 2017, our subsidiary, Sirius XM Radio Inc. (“Sirius XM”), completed a plan of arrangement (the “Plan of Arrangement”) with Sirius XM Canada Holdings Inc. (“Sirius XM Canada”). Pursuant to the Plan of Arrangement, Sirius XM and certain Canadian stockholders formed a new company (the “Purchaser”) that acquired the shares of Sirius XM Canada not already owned by them (the “Transaction”). Immediately following the closing of the Transaction, the Purchaser amalgamated (the “Amalgamation”) with Sirius XM Canada, with the resulting issuer being referred to as Sirius XM Canada.

Following the Transaction, Sirius XM holds a 70% economic interest and 33% voting interest in Sirius XM Canada, with the remainder of the voting power and economic interest held collectively by Slaight Communications Inc. and Obelysk Media Inc., two of Sirius XM Canada’s previous Canadian stockholders. As part of the Transaction, Sirius XM contributed to Sirius XM Canada approximately U.S. $130 million in cash and we issued 35 million shares of our common stock to the holders of the shares of Sirius XM Canada acquired in the Transaction.

A portion of Sirius XM’s contribution was made in the form of a loan to the Purchaser in the aggregate amount of approximately C$175 million (approximately U.S. $130 million at the current exchange rate), which, following the Amalgamation, is now an obligation of Sirius XM Canada. Such loan has a term of fifteen years, bears interest at a rate of 7.62% per annum and includes customary covenants and events of default, including an event of default relating to Sirius XM Canada’s failure to maintain specified leverage ratios. In addition, the terms of the loan require Sirius XM Canada to prepay a portion of the outstanding principal amount of the loan within sixty days of the end of each fiscal year in an amount equal to 100% of excess cash flow (as described in the note) of Sirius XM Canada, subject to certain conditions. For the balance of Sirius XM's contribution, Sirius XM received common stock, non-voting common stock and preferred stock of Sirius XM Canada.

In connection with the Transaction, Sirius XM entered into a Services Agreement and an Advisory Services Agreement with Sirius XM Canada. Each agreement has a thirty year term. Pursuant to the Services Agreement, Sirius XM Canada will pay Sirius XM 25% of its gross revenues on a monthly basis through December 31, 2021 and 30% of its gross revenues on a monthly basis thereafter. Pursuant to the Advisory Services Agreement, Sirius XM Canada will pay Sirius XM 5% of its gross revenues on a monthly basis. These agreements supersede and replace the existing agreements between Sirius XM Canada and its predecessors and Sirius XM.

Sirius XM Canada has also announced that it will redeem all of its C$200 million outstanding 5.625% senior unsecured notes due April 23, 2021 on June 26, 2017. In connection with the redemption of those notes, Sirius XM also expects to contribute approximately up to an additional U.S. $150 million to Sirius XM Canada. In exchange for this contribution, Sirius XM expects to receive additional preferred stock of Sirius XM Canada. A portion of this contribution may be made in the form of an additional loan to Sirius XM Canada.

Sirius XM Canada’s results will not be consolidated in our consolidated financial statements. Revenues attributable to the Services Agreement and the Advisory Services Agreement with Sirius XM Canada will be included in Other Revenue in our consolidated financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: May 25, 2017

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